Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2018 and 2017 and for the Year Ended December 31, 2018, Supplemental Schedule as of December 31, 2018 and Report of Independent Registered Public Accounting Firm

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2018 and 2017	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018	2

Notes to Financial Statements as of December 31, 2018 and 2017	3

SUPPLEMENTAL SCHEDULE:

Schedule of Assets (Held at End of Year) as of December 31, 2018	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Human Resources Committee of	the Schweitzer-Mauduit International, Inc. Retirement Savings Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the Plan) as of December 31, 2018 and 2017, and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that correspond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Report on Supplemental Schedule
The supplemental schedule of assets (held at end of year) as of December 31, 2018, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Moore, Colson & Company, P.C.

We have served as the Plan's auditor since 2014.
Atlanta, Georgia
June 28, 2019

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF
DECEMBER 31, 2018 AND 2017

	2018	2017
Assets:

Investments, at fair value	$103,227,756	$115,908,913

Receivables:
Participant contributions	—	17,084
Employer contributions	—	11,401
Notes receivable from participants	1,466,679	1,216,098

Total receivables	1,466,679	1,244,583

Total assets	104,694,435	117,153,496

Liabilities:

Excess contributions payable	22,287	11,335

Net assets available for benefits	$104,672,148	$117,142,161

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2018

ADDITIONS

Investment income (loss):
Net depreciation in fair value of investments	$(13,859,731)
Interest and dividends	2,422,126
Total investment loss		(11,437,605)

Contributions:
Participants	4,872,892
Employer	2,706,036
Rollovers from other plans	507,692

Total contributions		8,086,620

Interest from notes receivable from participants		61,998

Total additions/(reductions)		(3,288,987)

DEDUCTIONS

Administrative fees		(104,572)
Distributions to participants		(9,076,454)

Total deductions		(9,181,026)

Net decrease in net assets available for benefits		(12,470,013)

Net assets available for benefits
-Beginning of year		117,142,161

-End of year		$104,672,148

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General - The Plan is a defined contribution plan. Hourly U.S. employees of Schweitzer-Mauduit International, Inc. (the “Company” or “SMI”), represented by collective bargaining agreements (“CBA”) are eligible to participate in accordance with their CBA. The majority of SMI’s employees are eligible to participate following one month of continuous service. The Board of Directors of the Company or its delegate may change the eligibility and other provisions of the Plan from time to time.

The Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (“IRS”), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

Contributions and Vesting - An eligible hourly, weekly or salaried employee may elect to participate in the Plan and have the Company make "401(k) contributions" (that is, contributions that are deducted from compensation paid by the employer before federal income taxes are withheld) on the participant's behalf. Such contributions may be any whole percentage of 1% or more of the participant's hourly wages or salary rate. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed annual contribution limits established by the IRS. Participants are immediately vested in their contributions plus actual earnings thereon. Participants who are at least age 50 as of the end of the plan year may make "catch up" contributions in accordance with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).

The employer matching contribution at all locations is 100% of the first 3% of matched contributions, 50% of the next 4-8% matched contributions, and 25% of the final 2% of matched contributions. Union hourly employees receive matching contributions equal to 25% of employee "catch up" contributions. Prior to January 1, 2015, a participant was cliff-vested in employer matching contributions after completion of three years of service or attainment of age 55. Effective January 1, 2015, participants are immediately vested in safe harbor matching contributions plus earnings thereof.

The Plan will only accept a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in section 401(a) or 403(b) of the Internal Revenue Code (the “Code”), excluding after-tax employee contributions and Participant Rollover Contributions of Eligible Rollover Distributions from a qualified plan described in Section 401(a) or 403(b) of the Code. The Plan will not accept rollovers from individual retirement accounts.

Investments of the Plan are participant directed. Employees are eligible to transfer accumulated employee or employer contributions daily. Employer matching contributions paid during the year ended December 31, 2018 were $2,706,036.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

1.	PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Participant Accounts - Contributions allocated to a specific fund are co-mingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the John Hancock Trust Company LLC (the “Trustee”) is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. A separate account is maintained on behalf of each participant for each fund. Net appreciation or depreciation in fair value of investments, dividends, interest and expenses are allocated to participants based on their proportionate share of the funds.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2. The participant will be required to suspend subsequent contributions to the Plan for 6 months following any hardship withdrawal from the participant's 401(k) account.

Payment of Benefits and Forfeitures - Upon termination of a participant's employment, the value of the participant's accounts, including the value of all employer matching contributions, is distributable. The Plan converted to Safe Harbor status January 1, 2015. The balance in the forfeiture account as of January 1, 2015 will be used to reduce plan administrative overhead until liquidated. Total forfeitures available to reduce administrative expenses at December 31, 2018 and 2017 totaled $30,917 and $35,603, respectively. For the year ended December 31, 2018, administrative expenses were reduced by $25,656 from forfeited non-vested accounts.

Notes Receivable from Participants - Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the Plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's Schweitzer-Mauduit International, Inc. Common Stock Fund ("SMI Stock Fund") accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts should be tendered in response to offers therefore.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition - All investments were held by the Trustee as of December 31, 2018 and 2017 and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Expenses - Brokerage fees, other direct costs of investments and taxes (including interest and penalties), if any, are paid by the Trustee from Plan assets. Other fees and expenses are paid by the Company.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2018 and 2017, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the Plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Corrective Distributions - Amounts payable to participants for contributions in excess of amounts allowed by the Internal Revenue Service ("IRS") are recorded as a liability with a corresponding reduction to contributions.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

3.	FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2018 and 2017.

SMI Stock fund: The SMI Stock Fund is a unitized fund which includes SMI common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the SMI Stock Fund plus the amount of cash. As of December 31, 2018 and 2017, the amount of cash totaled $526,938 and $972,223, respectively. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the Fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Insurance contracts: Valued at cash surrender value, which approximates fair value.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

3.	FAIR VALUE MEASUREMENTS (Continued)

Stable value fund: Valued at NAV, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2018 and December 31, 2017:

	Assets at Fair Value as of December 31, 2018
	Level 1	Level 2	Level 3	Total

SMI Stock fund	$—	$8,941,709	$—	$8,941,709
Registered investment companies	77,172,624	—	—	77,172,624
Insurance contracts	—	—	2,941,383	2,941,383
Total assets in the fair value hierarchy	$77,172,624	$8,941,709	$2,941,383	$89,055,716
Investments measured at net asset value				14,172,040
Investments, at fair value				$103,227,756

	Assets at Fair Value as of December 31, 2017
	Level 1	Level 2	Level 3	Total

SMI Stock fund	$—	$16,312,930	$—	$16,312,930
Registered investment companies	83,067,897	—	—	83,067,897
Insurance contracts	—	—	3,243,304	3,243,304
Total assets in the fair value hierarchy	$83,067,897	$16,312,930	$3,243,304	$102,624,131
Investments measured at net asset value				13,284,782
Investments, at fair value				$115,908,913

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

3.	FAIR VALUE MEASUREMENTS (Continued)

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2018:

Insurance contracts
Balance, beginning of year	$3,243,304
Realized gains (losses)	—
Unrealized gains (losses)	106,887
Purchases	—
Sales	(408,808)
Balance, end of year	$2,941,383

The amount of total gains or losses for the period included in changes in net assets attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$104,033

Fair Value of Investments in Entities that Use Net Asset Value

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2018 and 2017, respectively.

December 31, 2018	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$14,172,040	N/A	Daily	N/A

December 31, 2017	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$13,284,782	N/A	Daily	N/A

4. PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2018 and 2017, the Plan’s SMI Stock Fund held shares of the Company's common stock.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

5. PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

6. TAX STATUS

The IRS has determined and informed the Company by a letter dated January 21, 2016, that the Plan and related trust are designed in accordance with applicable sections of the Code. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2018, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

7. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2018
Plan No. 002
EIN No. 62-1612879

		Description of Investment
	Identity of Issue	Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

		SMI Stock Fund:
*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Common Stock Fund	335,919	(A)	$8,414,771
	PIMCO	PIMCO Government Money Market Admin Fund	526,938	(A)	526,938
		Total SMI Stock Fund			8,941,709

		Registered Investment Companies:
	Vanguard	Vanguard 500 Index Fund Admiral	47,910	(A)	11,088,172
	T. Rowe Price	T Rowe Price Growth Stock Fund	132,282	(A)	7,554,609
	Vanguard	Vanguard Target Retirement 2025 Fund	462,989	(A)	7,875,435
	Wells Fargo	Wells Fargo Adv Sp Mid Cap Ins	172,057	(A)	5,583,242
	Vanguard	Vanguard Target Retirement 2030 Fund	197,314	(A)	6,081,218
	Vanguard	Vanguard Target Retirement 2020 Fund	177,792	(A)	5,090,199
	Hartford	Hartford Intl Opportunity Y	273,302	(A)	3,790,705
	Metwest	Metwest Total Ret Bond I	370,809	(A)	3,852,705
	Vanguard	Vanguard Target Retirement 2035 Fund	200,901	(A)	3,780,963
	Delaware	Delaware Value Fund Inst	168,115	(A)	3,291,690
	Eagle Funds	Eagle Small Cap Growth I	64,012	(A)	2,871,590
	Vanguard	Vanguard Target Retirement 2040 Fund	70,940	(A)	2,292,086
	Nuveen	Nuveen Small Cap Value R6	79,984	(A)	1,623,678
	Vanguard	Vanguard Mid Cap Index Adm	9,641	(A)	1,648,987
	Vanguard	Vanguard Target Retirement 2015 Fund	119,317	(A)	1,653,740
	Vanguard	Vanguard Sm Cap Index Fd Adm	21,791	(A)	1,377,842
	Vanguard	Vanguard Target Retirement Income Fund	133,093	(A)	1,696,936
	Vanguard	Vanguard Target Retirement 2045 Fund	57,692	(A)	1,165,946
	Hartford	The Hartford Midcap Fund R6	27,945	(A)	833,039
	Vanguard	Vanguard Dev Markets Index Adm	46,611	(A)	557,473
	Vanguard	Vanguard Target Retirement 2050 Fund	22,236	(A)	723,105
	Vanguard	Vanguard Target Retirement 2055 Fund	25,935	(A)	915,515
	Vanguard	Vanguard Total Bond Market Index Adm	63,294	(A)	661,426
	Invesco	Invesco Developing Markets R5	18,346	(A)	550,194
	Federated Investments	Federated Inst High Yield Bond I	48,475	(A)	444,027
	Vanguard	Vanguard Target Retirement 2060 Fund	1,340	(A)	41,763
	Alliance Bernstein	AB Global Bond	15,463	(A)	126,339
		Total Registered Investment Companies			77,172,624

*	Northwestern Mutual Life Insurance	Insurance contracts	n/a	(A)	2,941,383
	Putnam	Stable Value Fund	14,172,040	(A)	14,172,040
*	Notes receivable from participants	Interest rate: 3.25% - 6.50%; Matures: January 2019 - December 2023	n/a	(A)	1,466,679
	Total Investments				$104,694,435
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.

See Report of Independent Registered Public Accounting Firm